Exhibit 99.2

Adaptec Announces the Completion of the Sale of the Data Storage Business

MILPITAS, Calif.—(BUSINESS WIRE)—Adaptec, Inc. (NASDAQ:ADPT) (the “Company”) announced today that it has completed the previously announced sale of the Company’s data storage hardware and software business to PMC-Sierra, Inc. for approximately $34 million in cash. The disposition of the assets connected with such business continues the Company’s plans to re-deploy its assets with a goal to maximize stockholder value.

As part of the sale of the data storage hardware and software business assets, PMC-Sierra, Inc. acquired Adaptec’s brand name, and as a result, the Company is required under the agreement pursuant to which such assets were sold to change its name within 90 days of the closing. The Company intends to change its name to ADPT Corporation in the near future.

About Adaptec

Adaptec, Inc. (NASDAQ:ADPT) has historically provided innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Going forward, the Company’s business is expected to consist primarily of capital redeployment and identification of new, profitable business operations in which it can utilize its existing working capital and maximize the use of the Company’s net operating losses. More information is available at the Company’s new web site: www.adptco.com.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Adaptec, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include, but are not limited to: the Company’s ability to deploy its capital in a manner that maximizes stockholder value; the ability to reduce our operating costs, the ability to identify suitable acquisition candidates or business and investment opportunities; adverse changes to our operating results and financial condition resulting from the disposition of the data storage business assets; the incurrence of significant restructuring expenses in connection with our current restructuring plan; the possibility of being deemed an investment company under the Investment Company Act of 1940, as amended, which may make it difficult for us to complete future business combinations or acquisitions; possible recognition of future impairment losses; and the inability to realize the benefits of our net operating losses. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 on file with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any forward-looking information that is included in this release.

Adaptec is a registered trademark. Other company names are trademarks or registered trademarks of their respective owners. Adaptec disclaims any and all rights in these trademarks.

Contacts

Adaptec, Inc.

Investor Relations

408-957-7811

Investor_Relations@adptco.com